EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors
Spectrum Group International, Inc.

We consent to the use of our report dated September 27, 2013, except for Note 13, as to which the date is November 8, 2013, with respect to the consolidated balance sheet of A-Mark Precious Metals, Inc. and subsidiaries as of June 30, 2013, and the related consolidated statements of income, stockholder’s equity and cash flows for the year ended June 30, 2013, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Irvine, California
January 10, 2014